FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•
Q1 Net Income of $55 Million, or $0.15 Per Share; Prior Year Net Income of $75 Million, or $0.19 Per Share, Includes a Net Benefit of $0.02 Per Share from Reversal of Mortgage Reserves Partially Offset by Debt Redemption Charges

•	Net New Orders Increased 6% to 5,139 Homes

•	Value of Net New Orders Increased 6% to $1.7 Billion

•	Q1 Community Count of 613, Up 5% Over the Prior Year

•	Average Closing Price Increased 2% to $323,000 Per Home

•	Gross Margin of 22.7% Consistent with Company Guidance

•	Unit Backlog Increased 6% to 7,624 Homes Valued at $2.6 Billion

•	Repurchased $100 Million of Stock in the Quarter

ATLANTA - April 23, 2015 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2015. For the quarter, the Company reported net income of $55 million, or $0.15 per share. Prior year net income of $75 million, or $0.19 per share, includes a net benefit of $0.02 per share relating to the reversal of mortgage repurchase reserves partially offset by expenses associated with debt redemption charges.

“The improving demand conditions that we noted toward the end of 2014 carried through the first quarter of 2015 and provided a strong start to the spring selling season,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “We remain encouraged by overall housing demand which continues along a sustained but slow recovery path supported by an improving job market, favorable demographics, low interest rates and generally low inventory of available homes.”

“Although Q1 earnings were impacted by higher income tax expense, acquisition accounting and construction delays which slowed closings, we generated a 6% increase in unit signups while maintaining high absorption paces and low incentive levels. Given the favorable demand environment and ongoing benefits from our Value Creation initiatives, we are well positioned to deliver another year of excellent operating and financial results,” said Dugas.

Home sale revenues for the first quarter were $1.1 billion, which was comparable with the prior year. Revenues for the quarter reflect a 2% increase in average selling price to $323,000, offset by a 2% decrease in closings to 3,365 homes. The higher average selling price was the result of price increases realized across all three of the Company’s national brands: Centex, Pulte and Del Webb.

Home sale gross margin for the quarter was 22.7% which was in line with Company guidance. Margins for the period reflect the impact of a 30 basis point reduction from acquisition accounting associated with the Company’s 2014 purchase of certain assets from Dominion Homes. Homebuilding SG&A expense for the period was $161 million, or 14.8% of home sale revenues, compared with $145 million, or 13.3% of home sale revenues, in the comparable prior year quarter.

For the quarter, net new orders gained 6% over the prior year to 5,139 homes. The dollar value of net new orders also increased 6% over the prior year to $1.7 billion. For the quarter, the Company operated out of 613 communities which is an increase of 5% over last year.

PulteGroup’s backlog at quarter end totaled 7,624 homes valued at $2.6 billion, compared with prior year backlog of 7,199 homes valued at $2.4 billion. The average price in backlog of $336,000 is consistent with backlog as of March 31, 2014, and up 1% over December 31, 2014.

The Company's financial services operations reported pretax income of $5 million for the quarter, compared with pretax income of $22 million in the prior year. First quarter 2014 pretax income included a $19 million benefit relating to the reversal of a portion of the Company’s mortgage repurchase reserves. Mortgage capture rate for the quarter was 82% compared with 78% in the comparable prior year period.

Income tax expense for the period was $41 million, or an effective tax rate of 42.6%, which is higher than Company guidance of 38%. The higher tax rate for the period reflects a charge of $0.02 per share relating to an adjustment to the Company’s deferred tax asset resulting from a change in its prospective effective tax rate. The Company currently estimates that its normalized tax rate for future quarters will remain near its previous guidance of 38%.

The Company ended the quarter with $1.1 billion of cash after investing $484 million in land and repurchasing 4.6 million shares of common stock in the period for $100 million, or an average price of $21.75 per share.

A conference call discussing PulteGroup's first quarter results is scheduled for Thursday, April 23, 2015, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroupinc.com.

Forward-Looking Statements
This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature.  See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.  PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, GA, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.

For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Homebuilding
Home sale revenues	$1,088,158	$1,088,015
Land sale revenues	17,542	5,984
	1,105,700	1,093,999
Financial Services	27,598	24,895
Total revenues	1,133,298	1,118,894

Homebuilding Cost of Revenues:
Home sale cost of revenues	841,145	828,603
Land sale cost of revenues	13,378	5,011
	854,523	833,614
Financial Services expenses	22,541	3,322
Selling, general and administrative expenses	161,312	144,887
Other expense, net	1,136	13,831
Interest income	(1,099)	(1,111)
Interest expense	187	213
Equity in earnings of unconsolidated entities	(1,107)	(5,891)
Income before income taxes	95,805	130,029
Income tax expense	40,834	55,210
Net income	$54,971	$74,819

Per share:
Basic earnings	$0.15	$0.19
Diluted earnings	$0.15	$0.19
Cash dividends declared	$0.08	$0.05

Number of shares used in calculation:
Basic	366,748	383,991
Effect of dilutive securities	3,362	3,815
Diluted	370,110	387,806

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	March 31, 2015	December 31, 2014

ASSETS

Cash and equivalents	$1,053,927	$1,292,862
Restricted cash	14,334	16,358
House and land inventory	4,633,050	4,392,100
Land held for sale	90,529	101,190
Land, not owned, under option agreements	62,261	30,186
Residential mortgage loans available-for-sale	226,292	339,531
Investments in unconsolidated entities	41,474	40,368
Other assets	511,665	513,032
Intangible assets	119,890	123,115
Deferred tax assets, net	1,679,863	1,720,668
	$8,433,285	$8,569,410

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$271,165	$270,516
Customer deposits	177,763	142,642
Accrued and other liabilities	1,307,387	1,343,774
Income tax liabilities	47,346	48,722
Financial Services debt	67,563	140,241
Senior notes	1,820,067	1,818,561
	3,691,291	3,764,456

Shareholders' equity	4,741,994	4,804,954

	$8,433,285	$8,569,410

PulteGroup, Inc. Consolidated Statements of Cash Flows ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net income	$54,971	$74,819
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Deferred income tax expense	40,805	52,086
Depreciation and amortization	11,062	8,942
Stock-based compensation expense	8,280	8,522
Equity in earnings of unconsolidated entities	(1,107)	(5,891)
Distributions of earnings from unconsolidated entities	—	4,753
Loss on debt retirements	—	8,584
Other non-cash, net	5,917	3,256
Increase (decrease) in cash due to:
Restricted cash	(1,686)	(890)
Inventories	(230,993)	(68,812)
Residential mortgage loans available-for-sale	119,976	76,357
Other assets	(3,830)	13,818
Accounts payable, accrued and other liabilities	(27,416)	(83,943)
Income tax liabilities	(1,376)	(205)
Net cash provided by (used in) operating activities	(25,397)	91,396
Cash flows from investing activities:
Distributions from unconsolidated entities	—	6,385
Investments in unconsolidated entities	—	(9)
Net change in loans held for investment	917	(6,390)
Change in restricted cash related to letters of credit	3,710	(1,991)
Proceeds from the sale of property and equipment	5	23
Capital expenditures	(14,517)	(17,865)
Net cash provided by (used in) investing activities	(9,885)	(19,847)
Cash flows from financing activities:
Financial Services borrowings (repayments)	(72,678)	(69,828)
Other borrowings (repayments)	—	(250,013)
Stock option exercises	6,596	5,295
Stock repurchases	(107,955)	(50,105)
Dividends paid	(29,616)	(19,065)
Net cash provided by (used in) financing activities	(203,653)	(383,716)
Net increase (decrease) in cash and equivalents	(238,935)	(312,167)
Cash and equivalents at beginning of period	1,292,862	1,580,329
Cash and equivalents at end of period	$1,053,927	$1,268,162

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(21,412)	$(19,556)
Income taxes paid (refunded), net	$(1,997)	$(8,253)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
HOMEBUILDING:
Home sale revenues	$1,088,158	$1,088,015
Land sale revenues	17,542	5,984
Total Homebuilding revenues	1,105,700	1,093,999

Home sale cost of revenues	841,145	828,603
Land sale cost of revenues	13,378	5,011
Selling, general and administrative expenses	161,312	144,887
Equity in earnings of unconsolidated entities	(1,107)	(5,870)
Other expense, net	1,136	13,831
Interest income, net	(912)	(898)
Income before income taxes	$90,748	$108,435

FINANCIAL SERVICES:
Income before income taxes	$5,057	$21,594

CONSOLIDATED:
Income before income taxes	$95,805	$130,029

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Home sale revenues	$1,088,158	$1,088,015

Closings - units
Northeast	248	343
Southeast	612	647
Florida	601	567
Texas	746	781
North	735	630
Southwest	423	468
	3,365	3,436
Average selling price	$323	$317

Net new orders - units
Northeast	437	444
Southeast	938	824
Florida	911	850
Texas	1,117	1,172
North	996	892
Southwest	740	681
	5,139	4,863
Net new orders - dollars (a)	$1,708,390	$1,608,406

Unit backlog
Northeast	650	722
Southeast	1,294	1,230
Florida	1,312	1,196
Texas	1,644	1,641
North	1,723	1,475
Southwest	1,001	935
	7,624	7,199
Dollars in backlog	$2,564,092	$2,422,187

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014
MORTGAGE ORIGINATIONS:
Origination volume	2,116	2,114
Origination principal	$514,788	$495,529
Capture rate	81.6%	78.2%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Interest in inventory, beginning of period	$167,638	$230,922
Interest capitalized	30,803	35,313
Interest expensed	(31,554)	(40,616)
Interest in inventory, end of period	$166,887	$225,619